UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2020

STAG INDUSTRIAL, INC.
(Exact name of registrant specified in its charter)

Maryland	001-34907	27-3099608
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Federal Street, 23rd Floor
Boston, Massachusetts 02110
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (617) 574-4777

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	STAG	New York Stock Exchange
6.875% Series C Cumulative Redeemable Preferred Stock ($0.01 par value)	STAG-PC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities and Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.                                        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On April 17, 2020, STAG Industrial, Inc., a Maryland corporation (the “Company”), through its operating partnership, STAG Industrial Operating Partnership, L.P., a Delaware limited partnership (the “Borrower”), entered into a term loan agreement with Wells Fargo Bank, National Association and the other lenders named therein (the “Term Loan Agreement”). The Term Loan Agreement provides for a senior unsecured term loan in the original principal amount of up to $300 million. Additionally, the Term Loan Agreement includes a feature that allows the Company to request an increase in the aggregate size of the term loan of up to $600 million, subject to certain terms and conditions. The Term Loan Agreement has an initial maturity date of April 16, 2021, subject to two one-year extension options at the Company’s discretion, and subject to certain conditions (other than lender discretion) such as the absence of default and the payment of an extension fee.
Wells Fargo Securities, LLC served as Bookrunner and Wells Fargo Securities, LLC, PNC Capital Markets LLC, Regions Capital Markets, TD Securities (USA) LLC and U.S. Bank National Association served as Joint Lead Arrangers on the Term Loan Agreement. Wells Fargo Bank, National Association served as the Administrative Agent, PNC Bank, National Association, Regions Bank, TD Bank, N.A. and U.S. Bank National Association served as Syndication Agents. The other lenders are Bank of America, N.A., Eastern Bank, Truist Bank, f/k/a Branch Banking and Trust Company, Citibank, N.A., American Savings Bank, F.S.B. and Raymond James Bank, N.A. The Borrower paid the lenders customary fees in connection with their services related to the Term Loan Agreement.
Principal Outstanding. As of April 17, 2020, $300 million was outstanding under the Term Loan Agreement.
Interest Rate. Borrowings under the Term Loan Agreement bear interest at a floating rate per annum equal to, at the Borrower’s election, LIBOR or the Base Rate (each as defined in the Term Loan Agreement) plus a spread. The spread is determined by a performance-based pricing grid. Depending upon the Company’s debt ratings, the performance-based spread ranges from 1.35% to 2.15% for LIBOR borrowings and from 0.35% to 1.15% for Base Rate borrowings. The Term Loan Agreement provides a minimum rate, or floor, for LIBOR and the Base Rate of 0.25% and 1.25%, respectively. As of April 17, 2020, borrowings under the Term Loan Agreement bore interest at LIBOR plus 1.5%. The Company entered into interest rate swaps to fix the interest rate at 1.78% through April 18, 2023. The swaps do not cover the interest rate floor. As a result, the Company’s effective interest rate will be 1.78% plus the amount, if any, by which LIBOR is below 0.25%.
Covenants. The Borrower’s ability to borrow, maintain borrowings and avoid default under the Term Loan Agreement is subject to the Company’s ongoing compliance with a number of customary financial and other covenants substantially consistent with the financial covenants in the Company’s unsecured credit facility.
Pursuant to the terms of the Term Loan Agreement, the Company may not pay distributions that exceed the minimum amount required for the Company to qualify and maintain its status as a real estate investment trust if a default or event of default occurs and is continuing.
Guarantors. The Company and certain of its subsidiaries guarantee the obligations under the Term Loan Agreement.
The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2020.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN	OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
The information set forth under Item 1.01 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAG INDUSTRIAL, INC.

Dated: April 21, 2020	By:	/s/ Jeffrey M. Sullivan
Jeffrey M. Sullivan
Executive Vice President, General Counsel and Secretary